                                                                   Exhibit 23(d)

                            INVESTMENT ADVISORY AGREEMENT

                        BERGER ONE HUNDRED AND ONE FUND, INC.


     THIS INVESTMENT ADVISORY AGREEMENT (the "Agreement") is made this ____ day of October, 1994, between BERGER ASSOCIATES, INC., a Delaware corporation ("Berger Associates"), and BERGER ONE HUNDRED AND ONE FUND, INC., a Maryland corporation (the "Fund").

                                  W I T N E S E T H:
                                 -------------------

     WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and has registered it shares for public offering under the Securities Act of 1933, as amended (the "1933 Act"); and

     WHEREAS, the Fund and Berger Associates deem it mutually advantageous that Berger Associates should assist the directors and officers of the Fund in the management of the securities portfolio of the Fund.

     NOW, THEREFORE, the parties agree as follows:

     1.   Management Functions.  In addition to the expenses
          --------------------
which Berger Associates may incur in the performance of its investment advisory functions under this Agreement, and the expenses which it may expressly undertake to incur and pay under other agreements with the Fund or otherwise, Berger Associates shall incur and pay the following expenses relating to the Fund's operations without reimbursement from the Fund:

     (a) Reasonable compensation, fees and related expenses of the Fund's officers and its directors (the "Directors"), except for such Directors who are not interested persons of Berger Associates;

     (b)  Rental of offices of the Fund; and

     (c) All expenses of promoting the sale of shares of the Fund, other than expenses incurred in complying with federal and state laws and the law of any foreign country or territory or other jurisdiction applicable to the issue, offer or sale of shares of the Fund including without limitation registration fees and costs, the costs of preparing the registration statement relating to the Fund and amendments thereto, and the costs and expenses of preparing, printing, and mailing prospectuses (and statements of additional information) to persons other than shareholders of the Fund.

     2.   Investment Advisory Functions.  In its capacity as
          -----------------------------
investment adviser to the Fund, Berger Associates shall have the following responsibilities:

     (a) To furnish continuous advice and recommendations to the Fund as to the acquisition, holding or disposition of any or all of the securities or other assets which the Fund may own or contemplate acquiring from time to time, giving due consideration to the investment policies and restrictions and the other statements concerning the Fund in the Fund's Articles of Incorporation, Bylaws, and registration statements under the 1940 Act and the 1933 Act, and to the provisions of the Internal Revenue Code, as amended from time to time, applicable to the Fund as a regulated investment company;

     (b) To cause its officers to attend meetings and furnish oral or written reports, as the Fund may reasonably require, in order to keep the Directors and appropriate officers of the Fund fully informed as to the condition of the investment portfolio of the Fund, the investment recommendations of Berger Associates, and the investment considerations which have given rise to those recommendations; and

     (c) To supervise the purchase and sale of securities as directed by the appropriate officers of the Fund.

     3.   Obligations of Fund.  The Fund shall have the
          -------------------
following obligations under this Agreement:

     (a) To keep Berger Associates continuously and fully informed as to the composition of the investment portfolio of the Fund and the nature of all of the Fund's assets and liabilities from time to time;

     (b) To furnish Berger Associates with a certified copy of any financial statement or report prepared for the Fund by certified or independent public accountants and with copies of any financial statements or reports made to the Fund's shareholders or to any governmental body or securities exchange;

     (c) To furnish Berger Associates with any further materials or information which Berger Associates may reasonably request to enable it to perform its function under this Agreement; and

     (d) To compensate Berger Associates for its services and reimburse Berger Associates for its expenses incurred hereunder in accordance with the provisions of paragraph 4 hereof.

     4.   Compensation.  The Fund shall pay to Berger
          ------------
Associates for its services under this Agreement a monthly fee, payable on the last day of each month during which or part of which this Agreement is in effect, of 1/12 of .75% of the average daily closing net asset value of the Fund for such month. For the month during which this Agreement becomes effective and the month during which it terminates, however, there shall be an appropriate proration of the fee payable for such month based on the number of calendar days of such month during which this Agreement is effective.

     5.   Expenses Paid by the Fund.  The Fund assumes and
          -------------------------
shall pay all expenses incidental to its operations and business not specifically assumed or agreed to be paid by Berger Associates pursuant to
Section 1 hereof, including, but not limited to, investment adviser fees; any compensation, fees or reimbursements which the Fund pays to its Directors who are not interested persons of Berger Associates; compensation of the Fund's custodian, transfer agent, registrar and dividend disbursing agent; legal, accounting, audit and printing expenses; administrative, clerical, recordkeeping and bookkeeping expenses; brokerage commissions and all other expenses in connection with execution of portfolio transactions (including any appropriate commissions paid to Berger Associates or its affiliates for effecting exchange listed, over-the-counter or other securities transactions); interest; all federal, state and local taxes (including stamp, excise, income and franchise taxes); costs of stock certificates and expenses of delivering such certificates to the purchasers thereof; expenses of local representation in Maryland; expenses of shareholders' meetings and of preparing, printing and distributing proxy statements, notices, and reports to shareholders; expenses of preparing and filing reports and tax returns with federal and state regulatory authorities; all expenses incurred in complying with all federal and state laws and the laws of any foreign country applicable to the issue, offer or sale of shares of the Fund, including, but not limited to, all costs involved in the registration or qualification of shares of the Fund for sale in any jurisdiction, the costs of portfolio pricing services and systems for compliance with blue sky laws, and all costs involved in preparing, printing and mailing prospectuses and statements of additional information of the Fund; and all fees, dues and other expenses incurred by the Fund in connection with the membership of the Fund in any trade association or other investment company organization. To the extent that Berger Associates shall perform any of the above described administrative and clerical functions, including transfer agency, registry, dividend disbursing, recordkeeping, bookkeeping, accounting and blue sky monitoring and registration functions, and the preparation of reports and returns, the Fund shall pay to Berger Associates compensation for, or reimburse Berger Associates for its expenses incurred in connection with, such services as Berger Associates and the Fund shall agree from time to time, any other provision of this Agreement notwithstanding.

     6.   Treatment of Investment Advice.  The Fund shall
          ------------------------------
treat the investment advice and recommendations of Berger Associates as being advisory only, and shall retain full control over its own investment policies. However, the Directors may delegate to the appropriate officers of the Fund, or to a committee of the Directors, the power to authorize purchases, sales or other actions affecting the portfolio of the Fund in the interim between meetings of the Directors.

     7.   Brokerage Commissions.  For purposes of this
          ---------------------
Agreement, brokerage commissions paid by the Fund upon the purchase or sale of its portfolio securities shall be considered a cost of securities of the Fund and shall be paid by the Fund. Berger Associates is authorized and directed to place Fund portfolio transactions only with brokers and dealers who render satisfactory service in the execution of orders at the most favorable prices and at reasonable commission rates, provided, however, that Berger Associates may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Berger Associates determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of either that particular transaction or the overall responsibilities of Berger Associates. Berger Associates is also authorized to consider sales of Fund shares as a factor in selecting broker-dealers to execute Fund portfolio transactions. In placing portfolio business with such broker-dealers, Berger Associates shall seek the best execution of each transaction. Subject to the terms of this Agreement and the applicable requirements and provisions of the law, including the Investment Company Act of 1940 and the Securities Exchange Act of 1934, as amended, and in the event that Berger Associates or an affiliate is registered as a broker-dealer, Berger Associates may select a broker or dealer with which it or the Fund is affiliated. Berger Associates or such affiliated broker-dealer may effect or execute Fund portfolio transactions, whether on a securities exchange or in the over-the-counter market, and receive separate compensation from the Fund therefor. Notwithstanding the foregoing, the Fund shall retain the right to direct the placement of all portfolio transactions, and the Directors of the Fund may establish policies or guidelines to be followed by Berger Associates in placing portfolio transactions for the Fund pursuant to the foregoing provisions. Berger Associates shall report on the placement of portfolio transactions in the prior fiscal quarter at each quarterly meeting of such Directors.

     8.   Termination.  This Agreement may be terminated at
          -----------
any time, without penalty, by the Directors of the Fund, or by the shareholders of the Fund acting by vote of at least a majority of its outstanding voting securities, provided in either case that sixty (60) days' advance written notice of termination be given to Berger Associates at its principal place of business. This Agreement may be terminated by Berger Associates at any time, without penalty, by giving sixty (60) days' advance written notice of termination to the Fund, addressed to its principal place of business.

     9.   Assignment.  This Agreement shall terminate
          ----------
automatically in the event of any assignment of this Agreement.

     10.  Term.  This Agreement shall continue in effect
          ----
until the last day of April, 1995, unless sooner terminated in accordance with its terms, and shall continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually by the vote of a majority of the Directors of the Fund who are not parties hereto or interested persons of any such party, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and by either the Directors of the Fund or the affirmative vote of a majority of the outstanding voting securities of the Fund. The annual approvals provided for herein shall be effective to continue this Agreement from year to year if given within a period beginning not more than sixty (60) days prior to the last day of April of each applicable year, notwithstanding the fact that more than three hundred sixty-five (365) days may have elapsed since the date on which such approval was last given.

     11.  Amendments.  This Agreement may be amended by the
          ----------
parties only if such amendment is specifically approved (i) by a majority of the Directors, including a majority of the Directors who are not interested persons of Berger Associates and, if required by applicable law, (ii) by the affirmative vote of a majority of the outstanding voting securities of the Fund.

     12.  Allocation of Expenses.  The Directors shall
          ----------------------
determine the basis for making an appropriate allocation of the Fund's expenses (other than those directly attributable to the Fund) between the Fund and any other series of the Fund and between the Fund and other investment companies managed by Berger Associates.

     13.  Activities of Berger Associates.  The services of
          -------------------------------
Berger Associates to the Fund hereunder are not to be deemed to be exclusive, and Berger Associates and its affiliates are free to render services to other parties. It is understood that Directors, officers and shareholders of the Fund are or may become interested in Berger Associates as directors, officers and shareholders of Berger Associates, that directors, officers, employees and shareholders of Berger Associates are or may become similarly interested in the Fund, and that Berger Associates may become interested in the Fund as a shareholder or otherwise.

     14.  Certain Definitions.  The terms "vote of a
          -------------------
majority of the outstanding voting securities", "assignment" and "interested persons" when used herein, shall have the respective meanings specified in the 1940 Act, as now in effect or hereafter amended, and the rules and regulations thereunder, subject to such orders, exemptions and interpretations as may be issued by the Securities and Exchange Commission under said Act and as may be then in effect.

     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Investment Advisory Agreement as of the date and year first above written.

                                        BERGER ASSOCIATES, INC.



                                        By
                                          ----------------------------
                                          Title:


                                        BERGER ONE HUNDRED AND ONE FUND, INC.



                                        By
                                          ----------------------------
                                          Title: